EXHIBIT 19.1

Forrester Research, Inc.

Statement of Company Policy on Insider Trading and Transactions in Company Stock

1.
Policy Statement

Introduction

It is the policy of Forrester Research, Inc. and its subsidiaries ("Forrester" or the “Company”) that its employees and directors comply fully with insider trading securities laws and regulations. All Forrester personnel must maintain a basic familiarity with the principles and purposes of these laws as they may be applied to Forrester and avoid any activity that might violate these laws or give any appearance either of violation or intention to violate. Management personnel must also assure that all persons under their supervision comply with applicable securities laws and regulations. The following is a brief summary of certain major principles involved in Forrester's insider trading policy and policies with respect to transactions by Forrester personnel in Forrester stock. Compliance with this policy statement is a requirement for all Forrester personnel. Conduct that violates or does not comply with this statement is outside the scope of service for Forrester personnel. Any person who fails to comply with this policy will be subject to appropriate disciplinary action, which in the case of Forrester employees may include suspension or termination. This statement is not a description of all applicable securities laws, but rather is intended to set forth a course of conduct designed to ensure that Forrester personnel do not engage in any activity that violates the spirit of the insider trading provisions of the securities laws, is unfair to Forrester's public stockholders, or creates an appearance of a violation.

Insider Trading

It is illegal for any person, either personally or on behalf of others, to trade in securities on the basis of material, nonpublic information. It is also illegal to communicate (to "tip") material, nonpublic information to others so that they may trade in securities on the basis of that information. These illegal activities are commonly referred to as "insider trading." Penalties for insider trading violations include potential significant civil and criminal fines and imprisonment. There may also be liability to those damaged by the trading. As a matter of law, all Forrester personnel worldwide must comply with this policy.

2.
Policy Rules

A.
General Statement

THE COMPANY'S POLICY, APPLICABLE TO ALL FORRESTER PERSONNEL, PROHIBITS TRADING, AND TIPPING OTHERS TO TRADE, WHILE IN POSSESSION OF MATERIAL, NONPUBLIC INFORMATION.

What information is material? All information that an investor might consider important in deciding whether to buy, sell, or hold securities is considered material.

Examples of some types of material information are:

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Financial results for the quarter or the year
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Financial forecasts
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Changes in dividends
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Possible mergers, acquisitions, joint ventures and other purchases and sales of companies and investments in companies
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Obtaining or losing important contracts
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Important product developments
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Major financing developments
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Major personnel changes
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Major litigation development

EXHIBIT 19.1

Information that is likely to affect the price of securities is almost always material. Remember, if your securities transactions become the subject of scrutiny, they will be viewed after the fact with the benefit of

20/20 hindsight. As a result, before engaging in any transaction, you should carefully consider how regulators and others might view your transaction with hindsight. What is nonpublic information? Information is considered to be nonpublic unless it has been effectively disclosed to the public. Examples of effective disclosure include public filings with the SEC and Company press releases. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. At least two full business days of general availability may be required for information to be considered public. It is important to note that some information is never released to the public and as a result, remains non-public at all times. Examples of this type of information include monthly and quarterly bookings results, which the Company does not release to the public.

Prohibited Transactions

When as a result of your service to Forrester you know material information about any company that has been provided to you on a confidential basis and that has not been made public, our Company policy expressly prohibits three activities:

• Trading in that company's securities (including any OTC and exchange traded options)

• Having others trade for you in that company's securities

• Disclosing the information to anyone else who might then trade.

Neither you nor anyone acting on your behalf nor anyone who learns the information from you can trade. This prohibition continues whenever and for as long as you know the material, nonpublic information.

Although it is most likely that any material, nonpublic information you might learn would be about Forrester, these prohibitions apply to trading in the securities of any company about which you have material, nonpublic information.

B.
Unauthorized Disclosure

As discussed above, the disclosure of material, nonpublic information to others can lead to significant legal difficulties. Therefore, you should not discuss material nonpublic information about the Company with anyone, including other employees, except as required in the performance of your regular duties. Also, it is important that only specifically designated representatives of the Company discuss the Company and information about the Company with the news media, securities analysts, and investors. Inquiries of this type should be referred to the Chief Financial Officer or the Vice President, Investor Relations.

C.
Trading Window Policy for Certain Forrester Personnel

THE COMPANY’S POLICY PERMITS COVERED PERSONS (AS DEFINED

BELOW) TO ENGAGE IN TRANSACTIONS INVOLVING FORRESTER SECURITIES ONLY DURING OPEN WINDOW PERIODS.

Certain Forrester personnel are likely to routinely have access to material nonpublic information. These personnel include all members of Forrester’s Executive Team, the Chief Accounting Officer, the Corporate Controller and assistant controllers, the Vice President-Corporate Development, the Vice President-Financial Planning and Analysis, the Vice President-Investor Relations, and the Director of Internal Audit. These employees, as well as the members of the Board of Directors of Forrester Research, Inc. ("Covered Persons"), are subject to a corporate "trading window" and they should only buy or sell Forrester securities if all of the following conditions have been met:

i.
Forrester is in an "open window" period (as described below);
ii.
the Covered Person is not in possession of any material undisclosed Company information;
iii.
the Covered Person has discussed the transaction in advance with the Chief Legal Officer or the Chief Financial Officer. (The advice received concerning the appropriateness of transactions should not be regarded as investment advice or as assurance that no liability will arise.)

EXHIBIT 19.1

The "open window" period is defined as follows: Absent the existence of undisclosed material information that would require the window to remain closed, the "open window" period will commence 48 hours after release of quarterly earnings information and will terminate at the close of market on the 15th day of the final month of each quarter.

Trading Plans

The restrictions in Sections A and C do not apply with respect to transactions in Forrester stock by Covered Persons pursuant to a written trading plan that meets the criteria set forth in the appendix to this policy.

Confidential Information

The Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. You should comply with these policies at all times.

Questions about This Policy

Compliance by all Forrester personnel with this policy is of the utmost importance to you and to the Company. If you have any questions about this policy, please contact the Chief Legal Officer.

3.
Non-Compliance
a.
YOUR FAILURE TO COMPLY WITH THIS POLICY COULD LEAD TO SIGNIFICANT LEGAL PROBLEMS, AS WELL AS HAVING OTHER SERIOUS CONSEQUENCES INCLUDING TERMINATION OF YOUR EMPLOYMENT IF YOU ARE AN EMPLOYEE.

4.
Resources
a.
Links to other relevant policies
i.
Code of Business Conduct and Ethics

EXHIBIT 19.1

Appendix: Trading Plans for Covered Persons under the Forrester Research, Inc. Statement of Company Policy on Insider Trading and Transactions in Company Stock

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The Trading Plan must meet the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

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The Trading Plan must be entered into in good faith during an open trading window when the Covered Person does not possess material nonpublic information about Forrester, and the Trading Plan must be operated in good faith. Other than in limited circumstances approved in advance by the Chief Legal Officer or his/her designee, Covered Persons may not at any one time have more than one Trading Plan covering all or a portion of the same period.

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Trades must take place exactly as specified in the Trading Plan. The contracting Covered Person cannot enter into corresponding or hedging positions while the Trading Plan is in place.

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Limited transactions outside of a Trading Plan are permitted during open trading windows, subject to pre-clearance with the Chief Legal Officer or his/her designee.

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Adoption and modification of a Trading Plan must be approved and acknowledged in writing by the Chief Legal Officer or his/her designee on behalf of the Company and the Trading Plan must include a “cooling off period” between establishment or modification and a transaction under that Trading Plan. Directors and Section 16 officers (which include all members of the Executive Team as well as the Chief Accounting Officer) are subject to a “cooling off period” ending on the later of (a) 90 days following adoption or modification of the Trading Plan and (b) two business days following disclosure in the Form 10-K or Form 10-Q filed by Forrester disclosing the Forrester financial results for the period in which the plan was adopted or modified, in all cases subject to maximum “cooling off period” of 120 days. Covered Persons other than Directors and Section 16 officers are subject to a “cooling off period” ending 30 days following adoption or modification of the Trading Plan. Consistent with guidance from the SEC, for this limited purpose, it will not be considered a modification of a Trading Plan if the modification does not change the sales or purchase prices or price ranges, the amount of securities to be sold or purchased, or the timing of transactions under the Trading Plan.

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The Trading Plan must cover a period of at least six months, and no more than one Trading Plan may be adopted in any consecutive 12 month period that is a single-trade plan or is designed to effect the purchase and sale as a single transaction and which has the practical effect of requiring such a result.

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Modifications or early termination of Trading Plans generally are not permitted, absent extraordinary circumstances, and with the prior approval of the Chief Legal Officer or his/her designee and when the Covered Person is not in the possession of material nonpublic information about Forrester. However, a Trading Plan may provide that it will automatically terminate upon the Company’s announcement of a merger or acquisition transaction resulting in a change in control of the Company. Modifications of a Trading Plan will generally trigger a new “cooling off period”, subject to the above specified exceptions.